Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS SECOND QUARTER 2024 RESULTS
~ Received Required Antitrust Regulatory Clearances and IRS ruling for Announced Merger ~
~ Achieved Meaningful Year-over-Year EBITDA Improvement ~

2024 Second Quarter Highlights:
•Generated net sales of ~$329 million and a GAAP net loss from continuing operations of $15.8 million
•Delivered $25.6 million of Adjusted EBITDA, an $8.3 million increase over Q2 2023
•Achieved increased EBITDA over Q2 2023 in Composite Fibers and Spunlace by $4.9 million and $3.4 million, respectively, offset by lower EBITDA in Airlaid Materials by $2.3 million

CHARLOTTE, North Carolina – August 8, 2024: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the second quarter of 2024 and provided an update on progress of its proposed merger with the majority of Berry’s Global Health, Hygiene and Specialties segment to include its Global Nonwovens and Films (“HHNF”) business.

“During the second quarter we grew EBITDA by over $8 million compared to the prior-year quarter and delivered strong year-over-year gains for our Spunlace and Composite Fiber segments,” said Thomas Fahnemann, President & CEO of Glatfelter. “In Spunlace, we continued to build upon our recent quarterly earnings momentum, generating $5.6 million in EBITDA during the second quarter, an increase of $3.4 million compared to prior year Q2. We have now repositioned this segment for continued growth and I am confident our turnaround efforts have created sustainable earnings that will allow Spunlace to contribute to the new organization post-merger.”

“The European markets and consumer demand still pose a challenge to our business. Composite Fibers delivered ~$5 million of EBITDA growth over the prior year and this segment is poised to benefit from recent pricing actions aimed at offsetting continued inflation. In Airlaid Materials, although earnings were lower year-over-year, we remain focused on optimizing product mix and improving price-cost gap to effectively manage the segment's ongoing profitability.”

“Overall, our results are trending in the right direction relative to twelve months ago. Despite continued volatile market conditions, I remain confident in our ability to deliver on our earnings growth for the year. As we advance the work to complete our merger with Berry’s HHNF business, we remain focused on serving our customers and leveraging the benefits from the investments we made throughout our business over the past 18 months to create value for all Glatfelter stakeholders.”

Glatfelter Reports Second Quarter 2024 Results	page 2
Update on Merger with Berry's HHNF Business

As previously announced on February 7, 2024, we entered into certain definitive agreements with Berry Global Group, Inc. (“Berry”) for Berry to spin-off and merge the HHNF business with Glatfelter in a Reverse Morris Trust transaction that will create Magnera, a leading, publicly-traded company in the specialty materials industry. In June, the Company reported the achievement of all required approvals and clearances under competition and foreign direct investment laws. Also, Berry received a favorable private letter ruling from the U.S. Internal Revenue Service regarding the qualification of the spin-off and the merger as tax-free transactions under the Internal Revenue Code. The transaction is subject to additional customary closing conditions, including approval by Glatfelter shareholders. The transaction is expected to close in the second half of 2024.

Favorable Settlement of Legal Dispute Related to Former Specialty Papers Business

In August 2024, we reached a settlement in principle of a legal dispute with a manufacturer for equipment supplied and installed at our former Specialty Papers business. Under the terms of the sale agreement of our Specialty Papers business in 2018, we retained the right to any recoveries from the resolution of this matter. Under the terms of this settlement, we will be paid $6.5 million in monthly installments of approximately $1.1 million beginning in September 2024. We expect to recognize a $6.5 million gain, less applicable legal fees, in the quarter ended September 30, 2024, which will be included in discontinued operations.

	Three months ended June 30,
Dollars in thousands	2024	2023

Net sales	$329,443	$357,005
Net loss from continuing operations	(15,795)	(36,631)
Adjusted loss from continuing operations (1)	(11,253)	(20,450)
EPS from continuing operations	(0.35)	(0.82)
Adjusted EPS (1)	(0.25)	(0.45)
Adjusted EBITDA (1)	25,611	17,252

(1) Adjusted EBITDA, adjusted loss from continuing operations and adjusted EPS are non-GAAP financial measures. See “Reconciliation of GAAP Financial information to Non-GAAP Financial information” later in this earnings release for further information.

Glatfelter Reports Second Quarter 2024 Results	page 3
Second Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30,
	2024		2023
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(16,279)	$(0.37)	$(36,940)	$(0.83)
Exclude: Loss from discontinued operations, net of tax	484	0.02	309	0.01
Loss from continuing operations	(15,795)	(0.35)	(36,631)	(0.82)
Adjustments (pre-tax):
Strategic initiatives (1)	4,094		889
Turnaround strategy costs (2)	359		2,199
Ober-Schmitten divestiture (3)	—		10,793
COVID-19 ERC recovery (4)	—		(233)
Total adjustments (pre-tax)	4,453		13,648
Income taxes (5)	(104)		(58)
Other tax adjustments (6)	193		2,591
Total after-tax adjustments	4,542	0.10	16,181	0.36
Adjusted loss from continuing operations	$(11,253)	$(0.25)	$(20,450)	$(0.45)

(1)For 2024, primarily reflects consulting and legal fees associated with the pending Berry HHNF merger of $3.4 million, and personnel retention, to offset the risk of potential employee departures due to the pending transaction, and other costs of $0.7 million. For 2023, primarily reflects integration activities including the write-off of a construction in process asset deemed unusable of $0.5 million, consulting and legal fees of $0.3 million, and other costs of $0.1 million.
(2)For 2024, primarily reflects employee separation costs. For 2023, reflects professional services fees of $1.5 million and employee separation costs of $0.7 million.
(3)Reflects employee separation costs of $10.4 million and professional services fees and other costs of $0.4 million in connection with the anticipated closure of the Ober-Schmitten facility.
(4)Reflects $0.2 million of interest income on employee retention credits claimed under the CARES Act of 2020 and the subsequent related amendments.
(5)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(6)Tax effect of applying certain provisions of the CARES Act of 2020. The amount in 2023 also includes $2.4 million of deferred tax expense resulting from valuation allowance for Ober-Schmitten facility.
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended June 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	37,795	39,246	(1,451)	(3.7)%
Net sales	$130,584	$152,511	$(21,927)	(14.4)%
Operating income	7,505	9,726	(2,221)	(22.8)%
EBITDA	15,107	17,363	(2,256)	(13.0)%
EBITDA %	11.6%	11.4%

Airlaid Materials’ second quarter net sales decreased $21.9 million in the year-over-year comparison mainly driven by lower selling prices from cost pass-through arrangements and lower energy surcharges in Europe as both raw materials and energy input costs declined compared to last year. Shipments were 3.7% lower driven by declines in the hygiene categories primarily due to pricing actions taken in 2023 to retain margins as well as lower volumes in the wipes category related to shipment timing. Currency translation was unfavorable by $0.7 million.

Glatfelter Reports Second Quarter 2024 Results	page 4
Airlaid Materials’ second quarter EBITDA of $15.1 million was $2.3 million lower when compared to the second quarter of 2023. Selling price decreases for pass-through contracts and lower energy surcharges were a combined $13.0 million, but were more than fully offset by lower raw material and energy costs of $14.2 million. Lower shipments primarily in the hygiene and wipes categories negatively impacted results by approximately $0.8 million. Operations were unfavorable by $2.2 million mainly due to lower production of approximately 3,800 metric tons to manage inventory levels. Currency and related hedging negatively impacted earnings by $0.5 million.

Composite Fibers

	Three months ended June 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	25,735	24,966	769	3.1%
Net sales	$117,215	$125,725	$(8,510)	(6.8)%
Operating income	6,031	898	5,133	571.6%
EBITDA	9,695	4,795	4,900	102.2%
EBITDA %	8.3%	3.8%

Composite Fibers’ net sales were $8.5 million lower in the second quarter of 2024, compared to the year-ago quarter due to lower selling prices of $7.5 million. Shipments were higher 3.1% largely driven by the composite laminates and food and beverage categories. Currency translation was unfavorable by $1.3 million.

Composite Fibers had EBITDA for the second quarter of $9.7 million compared with $4.8 million EBITDA in the second quarter of 2023. Price-cost gap continued to trend positive this quarter as the decrease in input prices paid for raw materials, energy, freight, and packaging were more favorable than selling price declines, resulting in earnings improvement of $0.9 million. Shipments were higher primarily in the food and beverage and composite laminate categories and overall improved income by $2.2 million. Operations were favorable by $1.7 million, mainly driven by higher inclined wire production. The impact of currency and related hedging positively impacted earnings by $0.1 million.

Spunlace

	Three months ended June 30,
Dollars in thousands	2024	2023	Change

Tons shipped (metric)	15,937	15,191	746	4.9%
Net sales	$82,197	$79,420	$2,777	3.5%
Operating income (loss)	2,260	(1,314)	3,574	272.0%
EBITDA	5,587	2,162	3,425	158.4%
EBITDA %	6.8%	2.7%

Spunlace's net sales were $2.8 million higher in the second quarter of 2024 compared to the year-ago quarter, mainly driven by higher year-over-year shipments of 4.9%, but partially offset by lower selling prices of $2.2 million due to cost pass-through arrangements. Currency translation was slightly unfavorable by $0.3 million.

Spunlace EBITDA was higher by $3.4 million compared to the same period last year. Lower selling prices and energy surcharges were more than offset by lower raw material and energy costs, resulting in earnings improvement of $1.9 million. Higher shipments improved operating income by approximately $0.8 million. Operations were favorable by $1.1 million mainly driven by higher production to meet customer demand. Currency negatively impacted earnings by $0.4 million.
Other Financial Information

The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $8.5 million in the second quarter of 2024 compared with $19.8 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2024 decreased $1.9 million compared to the second quarter of 2023 mainly driven by a loss recovery settlement with a supplier for faulty material supplied to Glatfelter in 2022.

Glatfelter Reports Second Quarter 2024 Results	page 5

In the second quarter of 2024, our U.S. GAAP pre-tax loss from continuing operations totaled $12.8 million and we recorded an income tax provision of $3.0 million, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2023 were a pre-tax loss of $30.2 million and an income tax provision of $6.4 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $33.9 million and $50.3 million as of June 30, 2024 and December 31, 2023, respectively. Total debt was $870.3 million and $860.3 million as of June 30, 2024 and December 31, 2023, respectively. Net debt was $836.4 million as of June 30, 2024 compared with $810.1 million at the end of 2023. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.5 times at June 30, 2024.

Capital expenditures during the six months ended June 30, 2024 and 2023 totaled $13.2 million and $17.5 million, respectively. Cash used by operating activities for the six months ended June 30, 2024 and 2023 was $20.6 million and $53.0 million, respectively. Adjusted free cash flow for the six months ended June 30, 2024 was a use of $24.0 million compared with a use of $58.4 million for the same period in 2023. (Net debt and adjusted free cash flow are non-GAAP financial measures. See "Reconciliations of GAAP Financial Information to Non-GAAP Financial Information" later in this earnings release for further information).

Glatfelter Reports Second Quarter 2024 Results	page 6

Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q2 2024 Glatfelter Earnings Conference Call
When:	Thursday, August 8, 2024, 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2423
(800) 289-0438
Conference ID:	9525221
Webcast registry:	Q2 2024 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2024 Results	page 7
Glatfelter Corporation and subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2024	2023	2024	2023

Net sales	$329,443	$357,005	$656,699	$735,213
Costs of products sold	292,656	338,872	585,402	680,866
Gross profit	36,787	18,133	71,297	54,347
Selling, general and administrative expenses	29,420	28,639	65,477	59,384
Losses (gains) on dispositions of plant, equipment and timberlands, net	73	(21)	71	(665)
Operating income (loss)	7,294	(10,485)	5,749	(4,372)
Non-operating income (expense)
Interest expense	(17,900)	(17,261)	(35,585)	(29,855)
Interest income	273	559	534	830
Other, net	(2,509)	(3,045)	(4,536)	(6,323)
Total non-operating expense	(20,136)	(19,747)	(39,587)	(35,348)
Loss from continuing operations before income taxes	(12,842)	(30,232)	(33,838)	(39,720)
Income tax provision	2,953	6,399	8,107	10,093
Loss from continuing operations	(15,795)	(36,631)	(41,945)	(49,813)

Discontinued operations:
Loss before income taxes	(484)	(309)	(681)	(711)
Income tax provision	—	—	—	—
Loss from discontinued operations	(484)	(309)	(681)	(711)
Net loss	$(16,279)	$(36,940)	$(42,626)	$(50,524)

Basic earnings per share
Loss from continuing operations	$(0.35)	$(0.82)	$(0.93)	$(1.11)
Loss from discontinued operations	(0.02)	(0.01)	(0.02)	(0.02)
Basic loss per share	$(0.37)	$(0.83)	$(0.95)	$(1.13)

Diluted earnings per share
Loss from continuing operations	$(0.35)	$(0.82)	$(0.93)	$(1.11)
Loss from discontinued operations	(0.02)	(0.01)	(0.02)	(0.02)
Diluted loss per share	$(0.37)	$(0.83)	$(0.95)	$(1.13)

Weighted average shares outstanding
Basic	45,338	45,041	45,261	44,999
Diluted	45,338	45,041	45,261	44,999

Glatfelter Reports Second Quarter 2024 Results	page 8
Segment Financial Information
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2024	2023	2024	2023

Net Sales
Airlaid Material	$130,584	$152,511	$262,113	$311,952
Composite Fibers	117,215	125,725	233,365	258,316
Spunlace	82,197	79,420	162,327	166,143
Inter-segment sales elimination	(553)	(651)	(1,106)	(1,198)
Total	$329,443	$357,005	$656,699	$735,213

Operating income (loss)
Airlaid Material	$7,505	$9,726	$12,463	$23,640
Composite Fibers	6,031	898	14,290	7,025
Spunlace	2,260	(1,314)	5,024	(3,337)
Other and unallocated	(8,502)	(19,795)	(26,028)	(31,700)
Total	$7,294	$(10,485)	$5,749	$(4,372)

Depreciation and amortization
Airlaid Material	$7,602	$7,637	$15,266	$15,323
Composite Fibers	3,664	3,897	7,428	7,862
Spunlace	3,327	3,476	6,700	6,568
Other and unallocated	949	960	1,902	1,948
Total	$15,542	$15,970	$31,296	$31,701

Capital expenditures
Airlaid Material	$1,571	$2,332	$3,662	$4,414
Composite Fibers	2,409	2,110	6,073	5,773
Spunlace	1,388	2,509	2,766	5,210
Other and unallocated	322	1,007	671	2,061
Total	$5,690	$7,958	$13,172	$17,458

Tons shipped (metric)
Airlaid Material	37,795	39,246	76,136	79,073
Composite Fibers	25,735	24,966	50,737	49,784
Spunlace	15,937	15,191	32,028	31,611
Inter-segment sales elimination	(329)	—	(666)	—
Total	79,138	79,403	158,235	160,468

Glatfelter Reports Second Quarter 2024 Results	page 9
Selected Financial Information
(unaudited)

	Six months ended June 30,
In thousands	2024	2023

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(20,552)	$(53,021)
Investing activities	(13,155)	(16,723)
Financing activities	16,943	10,515

Depreciation, depletion and amortization	31,296	31,701
Capital expenditures	(13,172)	(17,458)

	June 30, 2024	December 31, 2023
Balance Sheet Data
Cash and cash equivalents	$33,932	$50,265
Total assets	1,505,023	1,563,796
Total debt	870,336	860,318
Shareholders’ equity	205,520	256,854

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes measures of earnings before the effects of certain specifically identified items, which are referred to as adjusted earnings and Adjusted EBITDA, both non-GAAP measures. The Company uses non-GAAP adjusted earnings and Adjusted EBITDA to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the Company’s core operations. Management and the Company’s Board of Directors use non-GAAP adjusted earnings and Adjusted EBITDA to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings and Adjusted EBITDA, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees and other costs incurred which are directly related to evaluating and executing certain strategic initiatives including costs associated with the Berry HHNF merger.
•Turnaround Strategy costs. This adjustment reflects costs incurred in connection with the Company's Turnaround Strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Ober-Schmitten divestiture. This adjustment reflects employee separation costs and professional and other costs directly associated with the closure of the Ober-Schmitten, Germany facility.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Act and the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and professional services fees directly associated with claiming this benefit.

Glatfelter Reports Second Quarter 2024 Results	page 10
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings and Adjusted EBITDA do not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings and Adjusted EBITDA provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Adjusted EBITDA % is the calculation of Adjusted EBITDA divided by net sales.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including income tax expense, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.

Calculation of Adjusted Free Cash Flow In thousands	Six months ended June 30,
	2024	2023

Cash used by operations	$(20,552)	$(53,021)
Capital expenditures	(13,172)	(17,458)
Free cash flow	(33,724)	(70,479)
Adjustments:
Turnaround strategy costs	2,130	9,585
Strategic initiatives	4,909	1,334
Ober-Schmitten divestiture	—	443
Cost optimization actions	—	80
Restructuring charge - metallized operations	—	39
CEO transition costs	1,076	7,648
Fox River environmental matter	1,636	362
COVID-19 ERC recovery	—	(6,589)
Tax payments (refunds) on adjustments to adjusted earnings	7	(862)
Adjusted free cash flow	$(23,966)	$(58,439)

Net Debt In thousands	June 30, 2024	December 31, 2023

Short-term debt	$8,454	$6,150
Current portion of long-term debt	—	1,005
Long-term debt, net of current portion	861,882	853,163
Total	870,336	860,318
Less: Cash	(33,932)	(50,265)
Net Debt	$836,404	$810,053

Glatfelter Reports Second Quarter 2024 Results	page 11

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
In thousands	2024	2023	2024	2023

Net loss	$(16,279)	$(36,940)	$(42,626)	$(50,524)
Exclude: Loss from discontinued operations, net of tax	484	309	681	711
Add back: Taxes on continuing operations	2,953	6,399	8,107	10,093
Depreciation and amortization	15,542	15,970	31,296	31,701
Interest expense, net	17,627	16,702	35,051	29,025
EBITDA	20,327	2,440	32,509	21,006
Adjustments:
Strategic initiatives	4,094	889	15,004	1,670
Turnaround strategy costs	392	2,713	449	7,196
Ober-Schmitten divestiture	—	10,793	—	10,742
Debt refinancing	—	—	—	59
CEO transition costs	—	—	—	633
Share-based compensation	798	376	1,469	1,307
COVID-19 ERC recovery	—	41	—	41
Timberland sales and related costs	—	—	—	(617)
Adjusted EBITDA	$25,611	$17,252	$49,431	$42,037

Reconciliation of Operating Profit to EBITDA by Segment(1)	Three months ended June 30,
In thousands	2024	2023

Airlaid Materials
Operating profit	$7,505	$9,726
Add back: Depreciation & amortization	7,602	7,637
EBITDA	$15,107	$17,363

Composite Fibers
Operating profit	$6,031	$898
Add back: Depreciation & amortization	3,664	3,897
EBITDA	$9,695	$4,795

Spunlace
Operating profit (loss)	$2,260	$(1,314)
Add back: Depreciation & amortization	3,327	3,476
EBITDA	$5,587	$2,162
(1) For our segment results, segment EBITDA is reconciled to segment operating profit, which is the most comprehensive financial measure for our segments.

Glatfelter Reports Second Quarter 2024 Results	page 12

Adjusted Corporate Unallocated Expenses	Three months ended June 30,
In thousands	2024	2023

Other and unallocated operating loss	$(8,502)	$(19,795)
Adjustments:
Strategic initiatives	4,094	889
Turnaround strategy costs	359	2,199
Ober-Schmitten divestiture	—	10,793
COVID-19 ERC recovery	—	41
Adjusted corporate unallocated expenses	$(4,049)	$(5,873)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2023 net sales were $1.4 billion. As of June 30, 2024, we employed approximately 2,907 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.